Exhibit 10.02

CADENCE DESIGN SYSTEMS, INC.
DIRECTOR MEDICAL AND PRESCRIPTION BENEFITS COVERAGE
REIMBURSEMENT PLAN
Updated Effective as of February 8, 2011

ARTICLE I
INTRODUCTION
1.1	Name.
     This plan shall be known as the Cadence Design Systems, Inc. Director Medical and Prescription Benefits Coverage Reimbursement Plan (the “Plan”).
1.2	Effective Date.
     This document reflects the provisions of the Plan in effect as of February 8, 2011. The Plan covers Eligible Directors and Eligible Dependents (each as hereinafter defined) of Cadence Design Systems, Inc.
1.3	Purpose.
     The purpose of the Plan is to describe the basis on which reimbursements for certain medical care and prescription drug coverage premiums are provided to Eligible Directors.
ARTICLE II
DEFINITIONS
The capitalized words and phrases in the Plan shall have the meanings set forth below:

2.1	“Board” means the Board of Directors of the Company.

2.2	“Claims Administrator” means the Company’s Benefits Manager appointed in accordance with Section 6.2.

2.3	“Company” means Cadence Design Systems, Inc., a Delaware corporation.

2.4	“Coverage Period” means the continuous period commencing on the Eligible Director’s commencement of participation in the Plan pursuant to Section 3.1 and ending on the earlier of (i) the date that the Eligible Director withdraws from the Plan pursuant to written notice to the Plan Administrator or (ii) the expiration of the contiguous period following the Eligible Director’s termination of service on the Board that is equal to the duration of an Eligible Director’s term of service on the Board so long as the Eligible Director either continues his or her then-current medical and prescription drug coverage or obtains medical and prescription drug coverage and provides proof of such coverage within six (6) months following his or her last day of service on the Board. If an otherwise Eligible Director either (i) fails to provide proof of such coverage within the six (6) month period following his or her last day of service on the Board or (ii) does not seek reimbursement under the Plan with respect to any Plan Year of the applicable Coverage Period in accordance with Section 4.2, the Coverage Period shall end immediately. For purposes of determining the length of an Eligible Director’s term of service on the Board, all service shall be included, whether as an employee or non-employee member of the Board.

2.5	“Director” means a member of the Board who is not an employee of the Company or any of its subsidiaries.

2.6	“Eligible Dependent” means (i) the Eligible Director’s spouse or domestic partner, (ii) any child of the Eligible Director, and (iii) any other person, in each case who qualifies as a dependent under the terms of the medical care or prescription drug coverage plan with respect to which reimbursement is being sought for the premiums paid by or on behalf of the Eligible Director for coverage under such plan. With respect to the provision of premium reimbursement for an Eligible Dependent with respect to a medical care or prescription drug coverage plan for any period after an Eligible Director ceases to be a Director, a person must be covered under such plan either individually or as an Eligible Dependent of the Eligible Director at the time that the Eligible Director ceases to be a Director. For avoidance of doubt, the term “child” includes any natural child, any legally adopted child, any child legally placed for adoption, any child of a domestic partner, any stepchild who resides in the Eligible Director’s household and any child under the court-appointed legal guardianship of the Eligible Director or the Eligible Director’s spouse and who resides in the Eligible Director’s household.

2.7	“Eligible Director” means any current Director and any former member of the Board, subject to the coverage limitations set forth herein.

2.8	“Plan” means the Cadence Design Systems, Inc. Director Medical and Prescription Benefits Coverage Reimbursement Plan as set forth herein.

2.9	“Plan Administrator” means the Company.

2.10	“Plan Year” means the twelve consecutive calendar month period ending on each December 31.
ARTICLE III
PARTICIPATION
3.1	Commencement of Participation.
     In order to be eligible to commence or continue participation in the Plan, the Director must qualify as an Eligible Director. A Director shall be eligible to participate in the Plan at the time that the director becomes an Eligible Director. An active Director may defer participation until he or she is in the position of actually incurring eligible premium expenses. An Eligible Dependent shall commence participation in the Plan on the later of (1) the date that participation commences for the Eligible Director of whom the person is an Eligible Dependent or (2) the date that the person becomes an Eligible Dependent.
3.2	Duration.
     (a) Subject to Sections 3.2(b) and 3.2(c), an Eligible Director’s participation in this Plan shall cease at the end of his or her Coverage Period. For the avoidance of doubt, the death of an Eligible Director during his or her Coverage Period shall not affect the participation of any of his or her Eligible Dependents during such Coverage Period, each of whom shall continue to participate in accordance with the terms of this Plan until the expiration of the Coverage Period.
     (b) As a condition for participation in this Plan, each Eligible Director agrees to abide by the Company’s Code of Business Conduct as in effect from time to time. In the event the Plan Administrator determines in good faith in its sole discretion that an Eligible Director has violated the Code of Business Conduct, such Eligible Director’s participation in this Plan shall immediately cease.
     (c) Participation in this Plan shall cease immediately upon an Eligible Director becoming a Competitor Affiliate. For purposes of this Plan, an Eligible Director will be considered a “Competitor Affiliate” if such Eligible Director, directly or indirectly, provides services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venture, corporate officer or director, on behalf of any competitor of the Company or any of its subsidiaries, or becomes a significant investor in or shareholder of a competitor of the Company or any of its subsidiaries. As a condition for participation in this Plan, each Eligible Director shall immediately notify the Company’s Benefits Manager if such Eligible Director becomes a Competitor Affiliate. In the event the Plan Administrator determines in good faith in its sole discretion that an Eligible Director has become a Competitor Affiliate, such Eligible Director’s participation in this Plan shall immediately cease. For purposes of this Section 3.2(c) a “competitor” includes but is not limited to the competitors that are listed in the Company’s filings with the Securities and Exchange Commission.
     (d) A spouse who is an Eligible Dependent shall cease participation upon the earliest of (i) such spouse’s death, (ii) upon such spouse’s divorce or legal separation from the Eligible Director or (iii) the termination of the Eligible Director’s participation in this Plan as described above.
     (e) Any other Eligible Dependent shall cease participation upon the earliest of (i) such Eligible Dependent’s death, (ii) the date he or she ceases to be an Eligible Dependent or (iii) the termination of the Eligible Director’s participation in this Plan as described above.
ARTICLE IV
BENEFITS
4.1	Description of Benefits.
     The Company shall reimburse one hundred percent (100%) of the insurance premiums for medical care and prescription drug coverage for each Eligible Director and his or her Eligible Dependents under a group, individual or Medicare plan, up to a maximum of Twenty Thousand Dollars ($20,000) per Plan Year, prorated for any Plan Years in which an Eligible Director and/or his or her Eligible Dependent participate for a portion of such Plan Year. The Company may, from time to time in its sole discretion, adjust the maximum amount reimbursable each Plan Year to reflect changes in general medical and prescription drug insurance premium costs.

4.2	Time Period for Reimbursement.
     In order for an eligible expense to be reimbursed, the Eligible Director (or, if applicable, the Eligible Dependent) must submit a claim for reimbursement within three (3) months following the end of the applicable Plan Year.
4.3	Ineligible Expenses.
     An Eligible Director shall not be reimbursed either for (1) premiums for dental or vision coverage or any other expenses associated therewith, or (2) any non-premium expenses associated with the medical care or prescription drug coverage for such Eligible Director or for an Eligible Dependent, including, without limitation, co-payments, co-insurance, deductibles, services or supplies.
ARTICLE V
RECEIPT OF BENEFITS
5.1	Controlling Effect of Plan.
     All claims for reimbursements shall be subject to and governed by the terms and conditions of the Plan, and the rules, regulations, policies and procedures from time to time adopted by the Plan Administrator in accordance therewith.
5.2	Claims Procedure.
     (a) As soon as reasonably practicable following receipt of request for reimbursement and all necessary documents and information, the Claims Administrator shall furnish the Eligible Director claiming benefits under the Plan (“Claimant”) with notice, either written or electronic, of the decision rendered with respect to such request for reimbursement. Should special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial 90 day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered.
     (b) In the case of a denial of the Claimant’s request for reimbursement, the written notice of such denial shall set forth (i) the specific reasons for the denial, including specific reference to those plan provisions on which the denial is based; (ii) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary and (iii) an explanation of the steps to be taken to appeal the adverse determination.
     (c) A Claimant who wishes to contest the denial of his or her request for reimbursement or to contest the amount of benefits payable shall follow the administrative procedures for an appeal of benefits as set forth in Section 5.3 below and shall exhaust such administrative procedures prior to seeking any other form of relief.

5.3	Appeals.
     (a) If the Claimant’s request for reimbursement is wholly or partially denied, he or she may submit a request for an appeal within 60 days of receiving notice of the denial. The Claimant may submit comments, records, documents, or other information supporting his appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the Claimant will be provided reasonable access to and copies of all documents, records and other information relevant to the claim.
     (b) The Claimant may request that his or her request for reimbursement be given full and fair review by the Claims Administrator. The Claimant also may review all pertinent documents and submit issues and comments in writing in connection with the appeal. The decision of the Claims Administrator shall be made not later than 60 days after the Claimant has completed his or her submission to the Claims Administrator of his or her request for review and any documentation or other information to be submitted in support of such request, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as reasonably practicable The decision on review shall be communicated to the Claimant either in writing or electronically and shall include the following: (i) references to the specific plan provision(s) upon which the decision was based and (ii) a statement that, upon request and free of charge, he or she will be provided reasonable access to and copies of all documents, records and other information relevant to your claim for benefits.
5.4	Exclusive Procedures; Time for Filing Suit.
     (a) The procedures under Sections 5.2 and 5.3 shall be the exclusive procedures for claiming benefits under this Plan. Benefits under this Plan will be paid only if the Claims Administrator decides in its discretion that the Claimant is entitled to them. Subject to Sections 5.4(b) and (c), any action by the Claims Administrator in the exercise of authority conferred upon it by this Plan shall be conclusive and binding upon the Claimants and any other Eligible Directors, Eligible Dependents and their beneficiaries and dependents.
     (b) No legal or equitable action for benefits under the Plan shall be brought unless and until the Claimant (1) has submitted a request for reimbursement in accordance with Section 5.2, (2) has been notified by the Claims Administrator that the request for reimbursement is denied, (3) has filed a written request for a review of the request for reimbursement in accordance with Subsection 5.3(a), and (4) has been notified in writing that the Claims Administrator has affirmed the denial of the request for reimbursement; provided that legal action may be brought after the Claims Administrator has failed to take any action on the claim within the time prescribed in Section 5.3(b).
     (c) In no event may any legal or equitable action for benefits under the Plan be brought in a court of law or equity with respect to any claim for benefits more than one (1) year after the final denial (or deemed final denial) of the claim by the Claims Administrator.

ARTICLE VI
ADMINISTRATIVE PROVISIONS
6.1	Plan Administrator’s Duties and Powers.
     Authority to control and manage the operation and administration of the Plan shall be vested in the Plan Administrator. The Plan Administrator shall have all discretionary powers necessary to supervise the administration of the Plan and control its operations. In addition to any powers and authority conferred on the Plan Administrator elsewhere in this Plan, the Plan Administrator shall have, by way of illustration and not by way of limitation, the following powers and authority which it shall exercise in its sole discretion:
     (a) To construe and interpret this Plan, and to decide all questions of eligibility and participation in this Plan.
     (b) To prescribe rules and procedures to be followed by Eligible Directors and/or Eligible Dependents in making reimbursement requests under this Plan, and to establish such other rules and procedures from time to time for the efficient administration and effectuation of this Plan (including the establishment of any claims procedure that may be required by applicable law).
     (c) To prepare and distribute information explaining this Plan in such manner as the Plan Administrator determines to be appropriate.
     (d) To request and receive from all Eligible Directors and/or Eligible Dependents such information as the Plan Administrator shall from time to time determine to be necessary for the proper administration of this Plan.
     (e) To furnish each Eligible Directors and/or Eligible Dependent with such reports with respect to the administration of this Plan as the Plan Administrator determines to be reasonable and appropriate.
     (f) To receive, review and keep on file such reports and information concerning the Plan as the Plan Administrator shall determine from time to time to be necessary and proper.
     (g) To appoint or employ such individuals or entities to assist in administration of this Plan as it determines to be necessary or advisable, including legal counsel and benefit consultants.
     (h) To allocate and delegate its responsibilities under the Plan, and to designate other persons to carry out any of its responsibilities under the Plan.
     (i) To perform any and all other acts necessary or appropriate for the proper management and administration of the Plan.
Subject to Sections 5.4(b) and (c), any action taken by the Plan Administrator in the exercise of authority conferred upon it by this Plan shall be conclusive and binding upon the Eligible

Directors, Eligible Dependents and their beneficiaries and dependents. All discretionary powers conferred upon the Plan Administrator shall be absolute, provided, however, all such discretionary powers shall be exercised in a uniform and nondiscriminatory manner.
6.2	Claims Administrator.
     The Plan Administrator shall appoint a Claims Administrator to process claims and to make determinations with respect to such claims in accordance this Plan, which such determinations shall be conclusive and binding upon the Eligible Directors, Eligible Dependents and their beneficiaries.
6.3	Records.
     The Plan Administrator shall cause to be kept all books, accounts, records or other data as may be necessary or advisable in its judgment for the administration of the Plan and properly to reflect the affairs thereof. The Plan Administrator will make available to each Eligible Director and Eligible Dependent such records under the Plan as pertain to such person for examination at reasonable times during normal business hours.
6.4	Indemnification.
     To the extent permitted by law, the Company shall indemnify each employee with duties under the Plan (including the Company’s Benefits Manager) against expenses (including any amount paid in settlement) reasonably incurred by him or her in connection with any claims against him or her by reason of his or her conduct in the performance of his or her duties under the Plan, except in relation to matters resulting from willful misconduct, breach of good faith, or gross negligence in the performance of those duties. The preceding right of indemnification shall be in addition to any other right to which any such employee may be entitled as a matter of law or otherwise.
ARTICLE VII
AMENDMENT OR TERMINATION OF PLAN
7.1	Amendment of Plan.
     The Company reserves the power at any time or times to amend the provisions of the Plan to any extent and in any manner that it may deem advisable, by action of the Board or the Compensation Committee of the Board. No person or entity other than the Company shall have any right or authority to amend the provisions of this Plan. No Eligible Director or Eligible Dependent shall have any right to continued coverage under this Plan that shall impose any limitations on the ability of the Company to amend the Plan pursuant to this Section 7.1.
7.2	Termination of Plan.
     The Company has established the Plan hereunder with the intention and expectation that it will be continued indefinitely, but the Company will have no obligation whatsoever to maintain the Plan for any given length of time and may discontinue or terminate the Plan at any time with respect to all or any group of persons without liability. Any such discontinuance or termination shall be by a written instrument executed by action of the Board or the Compensation Committee of the Board. A termination may affect all or any Eligible Directors and Eligible Dependents. Upon termination or discontinuance of the Plan, all participation shall end, and except as determined to the contrary by the Company, no further payments need be made under the Plan except with respect to previously incurred expenses or previously made claims, in either case incurred or submitted prior to the date of discontinuance or termination of the Plan.
7.3	Change in Control.
     In the event of a Change in Control (as defined in the Company’s 1987 Stock Incentive Plan, as amended), any surviving or acquiring corporation shall assume the Plan and the obligations to provide benefits to Eligible Directors hereunder unless the Board, by majority vote of its then-current directors, elects to terminate the Plan prior to or in connection with such Change in Control. If the Plan is not terminated in accordance with this Section 7.3, then following a Change in Control, the Plan shall not be terminated, discontinued or amended in any manner that would materially adversely affect the interests of any Eligible Director without the written consent of the Eligible Director or Eligible Directors so affected notwithstanding anything to the contrary set forth in Sections 7.1 or 7.2 above.
ARTICLE VIII
MISCELLANEOUS
8.1	Communication to Eligible Directors.
     The Plan Administrator will notify all Eligible Directors in writing of the availability, terms and conditions of this Plan.
8.2	Funding Policy and Method.
     The benefits provided hereunder are payable exclusively from the general assets of the Company, except as expressly required by law, and nothing in this Plan shall require the Company or the Plan Administrator to maintain any fund or segregate any amount from the general assets of the Company, to purchase insurance or arrange other contracts to guarantee the delivery of benefits provided under the Plan or to provide any level of funding to assure payment of the Plan’s benefits, and no Eligible Director or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Company from which any payment under the Plan may be made.
8.3	Nonassignability of Rights.
     The right of any Eligible Director to receive any benefit under the Plan shall not be alienable by the Eligible Director by assignment or any other method, and will not be subject to claims of his creditors by any process whatsoever, and any attempt to cause such right to be so subject will not be recognized, except to the extent as may be required by law.

8.4	No Guarantee of Tax Consequences.
     Neither the Plan Administrator nor the Company makes any commitment or guarantee that any amounts paid to or for the benefit of a Eligible Director or other person under Article IV will be excludable from the gross income of any person for federal or state tax purposes, or that any other federal or state tax treatment will apply to or be available to any Eligible Director or other person. It shall be the obligation of each Eligible Director to determine whether each payment under Article IV is excludable from gross income for federal and state income tax purposes.
8.5	Interpretation.
     Article and Section headings are for convenient reference only and shall not be deemed to be part of the substance of this instrument or in any way to enlarge or limit the contents of any Article or Section. Unless the context clearly indicates otherwise, the masculine gender shall include the feminine, the singular shall include the plural, and the plural shall include the singular.
8.6	Successors and Assigns.
     This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.
8.7	Governing Law.
     To the extent federal law is inapplicable, the Plan will be construed, administered and enforced according to the laws of California.